UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2024

GCT Semiconductor Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41013	86-2171699
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2290 North 1st Street, Suite 201 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 434-6040

Concord Acquisition Corp III

477 Madison Avenue, 22nd Floor

New York, New York 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GCTS	NYSE
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	GCTSW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

Business Combination

On March 26, 2024 (the “Closing Date”), Concord Acquisition Corp III ("Concord III"), a Delaware corporation, consummated a series of transactions that resulted in the combination of Gibraltar Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Concord III (“Merger Sub”), and GCT Semiconductor, Inc., a Delaware corporation (“GCT”), pursuant to a Business Combination Agreement, dated November 2, 2023 (the “Business Combination Agreement”), by and among Concord III, Merger Sub and GCT, as described further below. Pursuant to the terms of the Business Combination Agreement, a business combination between Concord III and GCT was effected through the merger of Merger Sub with and into GCT, with GCT surviving the merger as a wholly-owned subsidiary of Concord III (the “Business Combination”), following the approval by shareholders of Concord III at the special meeting of the stockholders of Concord III held on February 27, 2024 (the “Special Meeting”). Following the consummation of the Business Combination, Concord III was renamed “GCT Semiconductor Holding, Inc.” (the “Company”).

Defined Terms

Unless otherwise defined herein, capitalized terms used in this Current Report on Form 8-K have the same meaning as set forth in the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2024 by Concord III.

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01 of this Current Report on Form 8-K discusses the consummation of the Business Combination and various other transactions and events contemplated by the Merger Agreement or related to the Business Combination, which took place on or around the Closing Date and is incorporated into this Item 1.01 by reference.

Registration Rights Agreement

As previously disclosed, on March 26, 2024 and in connection with the Closing, the Company, certain stockholders of GCT, the Sponsor and certain stockholders of Concord III entered into the Registration Rights Agreement, pursuant to which the Company agreed to register for resale certain shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and other equity securities that are held by the parties thereto from time to time.

This summary and the information incorporated herein by reference is qualified in its entirety by reference to the text of the Registration Rights Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Lock-Up Agreement

On March 26, 2024, and in connection with the Closing, the Company and certain stockholders of GCT, including its directors, officers, affiliates and holders of more than 5% of outstanding shares of GCT common stock as of the Closing, entered into the Lock-Up Agreement, pursuant to which such stockholders agreed to not effect any sale or other transfer of Company Common Stock, subject to certain customary exceptions set forth in the Lock-Up Agreement, during the period commencing at the Closing and ending on the earlier of (i) one year following the Closing, (ii) such date as the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property or (iii) the date on which the last sale price of Company Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing.

This summary and the information incorporated herein by reference is qualified in its entirety by reference to the text of the Lock-Up Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

2024 Incentive Plan

At the Special Meeting of stockholders of Concord III, the stockholders of Concord III considered and approved the GCT 2024 Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by the Board of Directors of Concord III and became effective on the Closing Date.

A more complete summary of the terms of the Incentive Plan is set forth in the Proxy Statement/Prospectus in the section titled “Proposal No. 5 — The Incentive Award Plan Proposal.” The summary and the foregoing description of the Incentive Plan are qualified in their entirety by reference to the full text of the Incentive Plan, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

2024 Employee Stock Purchase Plan Proposal

At the Special Meeting of stockholders of Concord III, the stockholders of Concord III considered and approved the GCT 2024 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by the Board of Directors of Concord III and became effective on the Closing Date.

A more complete summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus in the section titled “Proposal No. 6 — The Employee Stock Purchase Plan Proposal.” The summary and the foregoing description of the ESPP are qualified in their entirety by reference to the full text of the ESPP, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Indemnification Agreement

In connection with the Business Combination, on the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits, or proceedings arising from service to the Company or, at its request, service to other entities to the fullest extent permitted by applicable law.

The foregoing description of the indemnification agreements is a summary only and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Convertible Promissory Note

On February 26, 2024, GCT issued a convertible promissory note (the “Note”) to a strategic investor (the “Noteholder”) in the principal amount of $5,000,000. On or after the earlier of (i) six months from the issuance date of the Note and (ii) the closing of the Business Combination, the Noteholder may demand the Company to convert all principal and interests due under the Note into shares of Company Common Stock, at a conversion price of $10.00 per share. The Note matures on the second anniversary of the issuance date, and bears an interest rate of 5% per annum. The Note includes customary representations, warranties and events of default, as well as a covenant relating to the performance of obligations by the Company related to the Company’s 5G activity.

The foregoing summary of the Note is not complete and is qualified in its entirety by reference to the full and complete Note, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” and “Item 1.01 - Entry into a Material Definitive Agreement – Business Combination” above is incorporated into this Item 2.01 by reference. Pursuant to the Business Combination Agreement, on March 26, 2024, the Business Combination was completed, which consisted of the following:

The aggregate equity consideration payable to the stockholders of GCT and other equity holders in the Business Combination (the “Aggregate Transaction Consideration”) was equal to the quotient of (i) the Company Value (as defined below) divided by (ii) $10.00. Immediately prior to the Closing, all of the outstanding principal and accrued interest under the outstanding promissory notes issued by GCT that could be converted into shares of GCT common stock were so converted in accordance with their terms. The “Company Value” means $350 million, minus the amount of indebtedness of GCT immediately prior to the Closing, plus the amount of GCT’s cash and cash equivalents immediately prior to the Closing, plus the aggregate exercise price of all “in-the-money” warrants of GCT outstanding immediately prior to the Closing.

At the Closing, each share of common stock of GCT that was issued and outstanding immediately prior to the effective time of the Merger (other than Dissenting Shares, as defined in the Business Combination Agreement) were cancelled and converted into the right to receive a number of shares of the Company Common Stock equal to an exchange ratio determined by dividing the number of shares of Company Common Stock, constituting the Aggregate Transaction Consideration by the Company Fully-Diluted Number (as defined in the Business Combination Agreement).

At the Closing, each award of restricted stock units relating to a share of GCT common stock granted under GCT’s existing equity plans were automatically converted into an award of restricted stock units covering the number of shares of the Company Common Stock in the manner set forth in the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors had committed to purchase in a private placement an aggregate of 4,529,967 shares of Company Common Stock (the “PIPE Shares”) at a purchase price of $6.67 per share and an aggregate purchase price of approximately $30.2 million (the “PIPE Financing”). The purchase of the PIPE Shares was conditioned upon, among other things, the consummation of the Business Combination and was consummated immediately prior to the Closing. At the Closing, the PIPE Shares issued pursuant to the PIPE Subscription Agreements were not registered under the Securities Act, and were issued in reliance on the availability of an exemption from such registration.

In addition, in connection with the execution of the Business Combination Agreement, GCT issued convertible promissory notes to certain investors (the “CVT Investors”), pursuant to which the CVT Investors agreed to lend to GCT, prior to the Closing, an aggregate principal amount of $13.3 million, plus accrued interest, which notes converted into shares of Company Common Stock at a conversion price of $6.67 per share concurrently with the Closing.

In addition, Concord III’s warrants include certain down-round provisions under which their exercise price may be reduced, if (a) Concord III issues additional shares of Concord III Class A Common Stock or securities convertible into or exercisable or exchangeable for shares of Concord III Class A Common Stock for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of Concord III Class A Common Stock (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (c) the volume weighted average trading price of Concord III Class A Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which Concord III consummates an initial business combination (such price, the “Market Value”) is below $9.20 per share, the price per share (including in cash or by payment of warrants pursuant to a “cashless exercise,” to the extent permitted) at which shares of the Concord III Class A Common Stock may be purchased at the time a warrant is exercised will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Those adjustment provisions may be triggered by the issuance of the PIPE Shares and/or the Note Financing Shares. However, since the Market Value will not be available until twenty (20) trading days after the trading day prior to the day on which Concord III consummates an initial business combination, we cannot confirm whether the issuance of the PIPE Shares and/or the Note Financing Shares will trigger the adjustment provisions discussed above until then. Any such adjustments, if triggered, or the potential for such adjustments could make it more difficult for us to raise capital, cause the market price of New GCT securities to decline significantly or cause a higher level of redemptions in connection with our Business Combination.

At the Closing, the GCT stock options and GCT warrants were converted into equivalent Company options and warrants with the same terms and conditions.

As of March 26, 2024, holders of an aggregate of 3,766,839 shares of Company Common Stock exercised their right to redeem their shares, after giving effect to any redemption reversals requested by stockholders to reverse their election to have their shares redeemed.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as Concord III was immediately before the Business Combination, the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor issuer to Concord III, is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that information provided below relates to the Company as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Statement Regarding Forward Looking Statements

This Current Report on Form 8-K, including the information incorporated herein by reference, contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated benefits of the Business Combination described herein, and the financial condition, results of operations, earnings outlook and prospects of Company. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of the Company and its management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	the Company’s financial and business performance, including the Company’s financial projections and business metrics;

•	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	unexpected increases in the Company’s expenses resulting from inflationary pressures and rising interest rates, including manufacturing and operating expenses and interest expenses;

•	the Company’s inability to anticipate the future market demands and future needs of its customers;

•	the impact of component shortages, suppliers’ lack of production capacity, natural disasters or pandemics on the Company’s sourcing operations and supply chain;

•	the Company’s future capital requirements and sources and uses of cash;

•	the Company’s ability to obtain funding for its operations;

•	anticipated financial performance, including gross margin, and the expectation that the Company’s future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of the Company;

•	the outcome of any legal proceedings that may be instituted against the Company following completion of the Business Combination and transactions contemplated thereby;

•	the ability to maintain the listing of Company Common Stock on the NYSE;

•	the risk that the Business Combination disrupts current plans and operations;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably;

•	costs related to the Business Combination; and

•	other risks and uncertainties indicated in the Proxy Statement/Prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this Current Report on Form 8-K and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Current Report on Form 8-K. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events.

BUSINESS

The Company’s business operations after the Business Combination are described in the Proxy Statement/Prospectus under the heading “Information about GCT,” which is incorporated herein by reference.

RISK FACTORS

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus under the headings “Risk Factors — Risks Related to GCT’s Business, Risks Related to GCT’s Industry and Regulatory Environment, Risks Related to Intellectual Property Rights, Risks Related to Ownership of GCT’s Common Stock and GCT’s Corporate Structure, and General Risks Related to GCT,” which are incorporated herein by reference.

FINANCIAL INFORMATION

The information set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company is incorporated herein by reference. The unaudited pro forma condensed combined financial information as of December 31, 2023 and for the year then ended is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

GCT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that GCT’s management believes is relevant to an assessment and understanding of GCT’s consolidated results of operations and financial condition. The discussion should be read together with the audited consolidated financial statements of GCT for the year ended December 31, 2023, and the respective notes, included as Exhibit 99.2 to this Current Report on Form 8-K .

On March 26, 2024, GCT and Concord III consummated the previously announced Merger pursuant to the Business Combination Agreement. This discussion and analysis should also be read together with GCT’s unaudited pro forma condensed combined financial information as of December 31, 2023, included as Exhibit 99.3 to this Current Report on Form 8-K.

This discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the Company’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, including guidance and projections, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “could,” “can,” “would,” “predict,” “potential,” “poised,” “continue,” “ongoing,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negative of these words or similar terms or expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section of the Proxy Statement/Prospectus titled “Risk Factors,” which has been incorporated by reference into this Current Report on Form 8-K. In addition, historical financial information presented herein may not be indicative of our future financial performance. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Unless the context otherwise requires, references in this section to “we”, “our” and “the Company” refer to the business and operations of GCT and its consolidated subsidiaries prior to the Business Combination.

Overview

GCT was founded in Silicon Valley, California in 1998 and is a fabless semiconductor company that specializes in the design, manufacturing and sale of communication semiconductors, including high-speed wireless communication technologies such as 5G/4.75G/4.5G/4G transceivers (“RF”) and modems, which are essential for a wide variety of industrial, B2B and consumer applications. The Company has successfully developed and supplied communication semiconductor chipsets and modules to leading wireless operators worldwide, as well as to original design manufacturers (“ODMs”) and original equipment manufacturers (“OEMs”) for portable wireless routers (e.g., Mobile Router/MiFi), indoor and outdoor fixed wireless routers (e.g., CPE), industrial M2M applications and smartphones.

The Company oversees sales, marketing, and accounting operations from its headquarters in San Jose, California. The Company conducts product design, development, and customer support through its fully owned subsidiaries, GCT Research, Inc. (“GCT R”) and MTH, Inc., both of which are located in South Korea. GCT R serves as the Company’s research and development center. In addition, GCT utilizes separate sales offices for local technical support and sales in Taiwan, China, and Japan.

Our current product portfolio includes RF and modem chipsets based on 4G LTE technology, offering a variety of chipsets differentiated by speed and functionality. These include 4G LTE, 4.5G LTE Advanced (twice the speed of LTE), and 4.75G LTE Advanced-Pro (four times the speed of LTE) chipsets. The Company also develops and sells cellular IoT chipsets for low-speed mobile networks such as eMTC/NB- IOT/Sigfox, and other network protocols.

To date, our operations have been funded primarily through the issuance of redeemable convertible preferred stock, convertible promissory notes, borrowings and issuance of common stock.

The Business Combination

On November 2, 2023, GCT entered into the Business Combination Agreement with Concord III. On March 26, 2024, the Business Combination was consummated, and GCT merged with and into Merger Sub, with GCT surviving as a wholly-owned subsidiary of Concord III. Upon closing of the Business Combination, Concord III changed its legal name to GCT Semiconductor Holding, Inc., referred to as “New GCT” as of the time following such change of name.

The Business Combination will be accounted for as a reverse recapitalization, in which GCT will be the deemed acquiror for accounting purposes, and the New GCT will be the successor SEC registrant. As a result, GCT’s consolidated financial statements for historical periods will be included in New GCT’s future periodic reports filed with the SEC. Under this method of accounting, Concord III will be treated as the acquired company for financial reporting purposes.

Upon consummation of the Business Combination, the Company has a balance of cash and cash equivalents of $18.0 million. Total direct and incremental transaction costs of Concord III and GCT were $20.8 million and treated as a reduction of the cash proceeds with $8.9 million deducted from additional paid-in capital for underwriting, accounting, legal and other fees, and the remaining balance is expensed in the financial reporting incurred. For additional information related to the treatment of the Business Combination refer to Exhibit 99.3 to this Current Report on Form 8-K.

As a result of the Business Combination, GCT became the successor to a publicly traded company, which will require hiring additional personnel and implementing procedures and processes to comply with public company regulatory requirements and customary practices. Consistent with the election initially made by Concord III, the Company will be classified as an emerging growth company (“EGC”), as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted on April 5, 2012. Upon completion of the Business Combination, the Company, as an EGC, receives certain disclosure and regulatory relief provided by the SEC by virtue of the JOBS Act.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business but also pose risks and challenges, including those discussed in the section titled “Risk Factors” of the Proxy Statement.

Commercial Deployment of 4G LTE and 5G Market

Our business depends upon the continued commercial deployment of 4G and 5G wireless communications equipment, products, and services based on GCT’s technology. Deployment of new networks by wireless carriers requires significant capital expenditures well in advance of any revenue from such networks. If the rate of deployment of new networks by wireless carriers is slower than our expectation, this will reduce the sales of its products and could cause OEMs and ODMs to hold excess inventory. This would harm our revenues and our financial results. The worldwide commercial deployment and adoption of the narrow band LTE variants, Cat M and Cat NB, are expected to expand further the markets for Internet of Things devices. If deployments of the Cat M or Cat NB standards are delayed or if competing standards for Internet of Things devices become favored by wireless carriers, we may not be able to successfully increase sales of our Cat M and Cat NB products, which would harm our revenues and financial results.

Development of New Products

The markets in which we and our customers compete or plan to compete are characterized by rapidly changing technologies, industry standards, and technological obsolescence. Our ability to compete successfully depends on our ability to design, develop, market, and support new products and enhancements on a timely and cost-effective basis. A fundamental shift in technologies in any of our target markets, such as the 5G wireless communications markets, could harm our competitive position within these markets. Our failure to anticipate these shifts, develop new technologies, or react to changes in existing technologies could delay our development of new products, which could result in product obsolescence, decreased revenue, and loss of design wins.

The success of our new products will depend on accurate forecasts of long-term market demand, customer and consumer requirements, and future technological developments, as well as a variety of specific implementation factors, including:

•	accurate prediction of the size and growth of the 4G and 5G markets;

•	accurate prediction of the growth of the Internet of Things markets and the timing of commercial availability of 4G and 5G networks;

•	accurate prediction of changes in device manufacturer requirements, technology, industry standards or consumer expectations, demands, and preferences;

•	timely and efficient completion of product design and transfer to manufacturing, assembly and test, and securing sufficient manufacturing capacity to allow us to continue to timely and efficiently deliver products to our customers;

•	market acceptance, adequate consumer demand, and commercial production of the products in which our mobile and wireless broadband semiconductor solutions are incorporated;

•	the quality, performance, and reliability of the product as compared to competing products and technologies;

•	effective marketing, sales, and service; and

•	the ability to obtain licenses to use third-party technology to support the development of our products.

If we fail to introduce new products that meet the demands of our customers or our target markets, or if we fail to penetrate new markets, our revenue will likely decrease over time, and our financial condition could suffer.

Semiconductor and Communications Industry

The semiconductor industry has historically exhibited a pattern of cyclicality, which at various times has included significant downturns in customer demand. Cyclical downturns can result in substantial declines in semiconductor demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. Such downturns result from a variety of market forces, including constant and rapid technological change, quick product obsolescence, price erosion, evolving standards, short product life cycles, and wide fluctuations in product supply and demand.

Recently, downturns in the semiconductor industry have been attributed to a variety of factors, including the COVID-19 pandemic, ongoing trade disputes between the United States and China, weakness in demand and pricing for semiconductors across applications, and excess inventory. In addition, since the end of 2022, the semiconductor industry has experienced a downturn due to inventory corrections and reduced consumer demands. These downturns have directly impacted GCT’s business, suppliers, distributors, and end customers.

Because a significant portion of our expenses are fixed in the near term or is incurred in advance of anticipated sales, we may not be able to reduce our expenses rapidly enough to offset any unanticipated shortfall in revenue. If this situation were to occur, it could adversely affect our operating results, cash flow, and financial condition. In addition, the semiconductor industry has periodically experienced increased demand and production constraints. As a fabless semiconductor company, we rely exclusively on third-party foundries, including certain major semiconductor foundries such as UMC, Samsung and TSMC, for the manufacturing and supplies of its wafers and products. We do not have any formal foundry agreements that guarantee a minimum level of manufacturing capacity. In times of significant increasing demand for capacity, these foundries may experience production shortages and may not allocate sufficient manufacturing capacity to the Company. If this happens, we may not be able to produce sufficient quantities of our products to meet the increased demand. Any disruption in our supply chain can make it more difficult for us to obtain sufficient wafer, assembly, and test resources from our subcontract manufacturers. Any factor adversely affecting the semiconductor industry in general, or the particular segments of the industry that our products target, may adversely affect our ability to generate revenue and impact our operating results.

In addition, a shortage of manufacturing capacity can also impact the product development strategies of our major customers, which may, in turn, affect our business operations. For example, in 2022, the supply shortage caused our largest customer to change its priority on product development from 4G to the next generation of 5G products, which resulted in the reduction of 4G activity and a decline in demand for our products. Our business is expected to increase again with this customer after the launch of 5G products and the recovery of 4G business in 2024 as supply and inventory return to a more normal level.

In the past, the wireless communications industry has experienced pronounced downturns, and these cycles may continue in the future. A future decline in global economic conditions could have adverse, wide-ranging effects on demand for our products and for the products of our customers, particularly wireless communications equipment manufacturers or other members of the wireless industry, such as wireless network operators. Inflation, deflation, and economic recessions that adversely affect the global economy and capital markets also adversely affect our customers and our end consumers. For example, our customers’ ability to purchase or pay for our products and services, obtain financing, and upgrade wireless networks could be adversely affected, which may lead to many networking equipment providers slowing their research and development activities, canceling or delaying new product development, reducing their inventories and taking a cautious approach to acquiring our products, which would have a significant negative impact on our business. If this situation were to occur, it could adversely affect our operating results, cash flow, and financial condition. In the future, any of these trends may also cause our operating results to fluctuate significantly from year to year, which may increase the volatility of our stock price.

Key Components of Results of Operations

Net Revenues

The timing of revenue recognition and the amount of revenue recognized in each case depends on various factors, including the specific terms of each arrangement and the nature of the underlying performance obligations. Our net revenues are comprised of product and service revenues.

Product Revenues

Product sales are generated from the sale of mobile semiconductor products. Product revenues are recognized at a point in time once control has been transferred to a customer, which is generally at the time of shipment.

Service Revenues

Service revenues are generated from the sale of mobile semiconductor platform solutions aimed at the 4G LTE and 5G industries, development services and technical advice and maintenance services. Service revenues are generally recognized over time as the customer obtains control of the promised services.

Cost of Net Revenues

Our cost of net revenues consists of product and service costs. The cost of product net revenues consists of direct and indirect costs related to the manufacturing of the Company’s products. Direct costs include wafer costs and costs of assembly and testing performed by third-party contract manufacturers. Indirect costs consist of provisions for excess and obsolete inventory, royalties, allocated overhead for employee costs and facility costs, warranty, and the amortization of the Company’s production mask sets and certain intangible assets. Shipping and handling costs incurred for inventory purchases related to the units sold and costs of product shipments are also recorded in the cost of net product revenues. Service costs consist of non-recurring engineering costs for service projects.

Operating Expenses

Research and Development Expenses

Our research and development (“R&D”) expenses consist of costs incurred to develop our products and services. These expenses consist of personnel costs, including salaries, employee benefit costs, and stock-based compensation for employees engaged in R&D activities, software costs, computing costs, hardware and experimental supplies, and expenses for outside engineering consultants. We expense all R&D costs in the periods in which they are incurred.

Sales and Marketing Expenses

Our sales and marketing (“S&M”) expenses consist of employee-related expenses, including salaries, commissions, employee benefits costs, and stock-based compensation for all employees engaged in marketing, sales, and sales support. S&M expenses also include local and centralized advertising costs and the infrastructure required to support our marketing efforts. We expense S&M costs in the reporting period incurred.

General and Administrative Expenses

Our general and administrative (“G&A”) expenses consist of various components not related to R&D or S&M, such as personnel costs, regulatory fees, promotion expenses, costs associated with maintaining and filing intellectual property, meals and entertainment expenses, travel expenses, insurance expenses, and other expenditures related to external professional services including legal, engineering, marketing, human resources, audit, and accounting services. Personnel costs include salaries, benefits, and stock-based compensation expenses. As we continue to grow and expand our workforce and operations, and considering the increased costs associated with operating as a public company, we anticipate that our G&A expenses will increase in the foreseeable future.

Interest Income

Interest income consists of interest income and other income from our cash and cash equivalents.

Interest Expense

Interest expense consists of interest and amortization of related debt issuance costs related to our borrowings, convertible promissory notes, and interest on finance lease liabilities.

Other Income (Expense), Net

Other income (expense), net consists of foreign currency gains and losses, changes in fair value of convertible promissory notes, gains and losses associated with the redemption of convertible notes, and other miscellaneous income (expense).

Provision for Income Taxes

Provision from income taxes primarily consists of income taxes in certain jurisdictions in which we conduct business, which involves estimating current tax exposures as well as making judgments regarding the recoverability of deferred tax assets in each jurisdiction. We have a valuation allowance for deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development.

Results of Operations

The following tables set forth GCT’s results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of the Years Ended December 31, 2023 and 2022

The following table sets forth our historical results for the periods indicated and the changes between periods (in thousands):

	Year Ended December 31,
	2023	2022	$— change	%— change
Net revenues:
Product	$10,968	$12,977	$(2,009)	(15)%
Service	5,060	3,692	1,368	37%
Total net revenues	16,028	16,669	(641)	(4)%
Cost of net revenues:
Product	7,343	10,250	(2,907)	(28)%
Service	1,951	1,366	585	43%
Total cost of net revenues	9,294	11,616	(2,322)	(20)%
Gross profit	6,734	5,053	1,681	33%
Operating expenses:
Research and development	10,712	17,385	(6,673)	(38)%
Sales and marketing	3,188	2,836	352	12%
General and administrative	7,392	7,585	(193)	(3)%
Total operating expenses	21,292	27,806	(6,514)	(23)%
Loss from operations	(14,558)	(22,753)	8,195	(36)%
Interest income	8	4	4	100%
Interest expense	(6,246)	(3,364)	(2,882)	86%
Other income (expense), net	(1,132)	(178)	(954)	536%
Loss before provision for income taxes	(21,928)	(26,291)	4,363	(17)%
Provision for income taxes	541	121	420	347%
Net loss	$(22,469)	$(26,412)	$3,943	(15)%

Net Revenues

Net revenues decreased by $0.6 million, or 4%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. This change included a net decrease of $2.0 million in product sales offset by an increase of $1.4 million in service revenues.

A decrease in product sales of $2.0 million relates to a $7.8 million reduction in sales of our products, including 4G and 4.5G units. This reduction was partially offset by a $5.1 million increase in platform product sales, primarily 4.75G and 5G reference development platforms and boards, and further offset by a $0.9 million decrease in sales return reserve due to lower estimated sales returns.

The reduction in product sales in 2023 was primarily due to customer supply shortages and channel inventory corrections in the semiconductor market as the impact of COVID-19 pandemic gradually subsided. This supply shortage caused our largest customer from 2022 to change its priority on product development from 4G to the next generation 5G products, which resulted in the reduction of 4G activity and decline for demand of our products. Our business is expected to increase again with this customer after we launch our 5G products and the recovery of our 4G business in 2024 as supply and inventory return to more normal level.

Service revenues increased by $1.4 million as several new projects were initiated in the fourth quarter of 2023.

Cost of Net Revenues

The cost of net revenues decreased by $2.3 million, or 20%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. This change included a net decrease of $2.9 million in product costs and a net increase of $0.6 million in service costs.

The $2.9 million decrease in product costs was primarily driven by a $3.6 million decrease in direct product costs as we sold fewer units. This decrease was partially offset by a $0.7 million increase in other indirect costs and royalties payable.

Service costs increased by $0.6 million, or 43%, in 2023 compared to 2022 due to the newly initiated projects.

Our gross margin improved from 30% in 2022 to 42% in 2023, primarily due to the increase in the percentage of higher margin platforms in our product sales and the increase in service revenue as a percentage of total revenue. This change in mix was the primary factor that improved our product gross margin to 33% in 2023 from 21% in 2022. Our service gross margins remained comparable at 61% in 2023 compared to 63% in 2022.

Research and Development Expenses

R&D expenses decreased by $6.7 million, or 38%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in research and development costs included a $6.9 million reduction in the scope of our R&D engineering service expenses driven by our liquidity constraints in 2023, offset by a $0.2 million increase in other costs.

Sales and Marketing Expenses

S&M expenses increased by $0.4 million, or 12%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The $0.4 million increase is primarily attributable to an increase in overall personnel costs in 2023.

General and Administrative Expenses

G&A expenses decreased by $0.2 million, or 3%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was primarily due to the reduction in professional services costs related to consulting services and other personnel costs.

Interest Expense

Interest expense increased by $2.9 million, or 86%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. This increase was primarily due to amendments of GCT’s outstanding debt and new debt arrangements executed with higher interest rates during 2023.

Other Income (Expense), net

Other expenses of $1.1 million presented on a net basis for the year ended December 31, 2023 included a $1.4 million gain from the fair value measurement of our convertible promissory notes offset by a $0.3 million net loss from foreign currency transactions.

Other expenses of $0.2 million presented on a net basis for the year ended December 31, 2022 included a $0.4 million loss from the fair value measurement of our convertible promissory notes partially offset by a $0.2 million net gain from foreign currency transactions.

Provision for Income Taxes

Provision for income taxes increased by $0.4 million, or 347%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022. The change was primarily driven by an increase in the estimated income taxes payable with respect to our foreign operations.

Liquidity, Going Concern, and Capital Resources

Since inception, we have financed our operations primarily through cash receipts from customers, the issuance of redeemable convertible preferred stock, convertible promissory notes, borrowings, and the exercise of stock options.

We have incurred and will continue to incur significant operating losses. For the years ended December 31, 2023, and 2022, we had a net loss of $22.5 million and $26.4 million, respectively, and used cash in operating activities of $8.8 million and $18.1 million, respectively. As of December 31, 2023 and 2022, we had an accumulated deficit of $549.7 million and $527.2 million, respectively.

Our consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if we are unable to obtain adequate financing in the future.

In   November 2023, in an effort to enhance our cash resources and raise capital to fund our operations, we entered into the Business Combination Agreement. On March 26, 2024, the Business Combination was consummated and the Company became an SEC reporting entity. The Business Combination resulted in the conversion of several outstanding debt and equity instruments held by GCT and Concord III into the equity of the Company. In connection with the Business Combination, we received gross proceeds in the amount of approximately $48.5 million including (i) $30.2 million pursuant to a private placement of shares of common stock (PIPE Financing)   to accredited investors; and (ii) $18.3 million pursuant to certain convertible note financing. After payment of transaction expenses for the Business Combination, 5G and other product development costs, other operational cost and reduction of debt, immediately following the completion of the Business Combination, the Company had a consolidated cash and cash equivalent balance of approximately $18.0 million. As a result of the cash proceeds received in connection with the Business Combination and other capital resources available to us, including sales of our products and services, the Company believes it has sufficient cash to fund its operations for at least the next 12 months.

GCT’s cash and cash equivalents balance of $0.3 million as of December 31, 2023, does not reflect subsequent events, including the results of the Business Combination as mentioned above. Additional information about these transactions can be derived from Exhibit 99.2 to this Current Report on Form 8-K.

While a portion of the cash proceeds received in connection with the Business Combination was expended to support our 5G activity and fund other operational expenses, management expects that further and significant ongoing operating expenditures will be necessary to successfully implement our business plan and market our products. With the start of manufacturing, shipments and commercialization of our first 5G chipset expected during 2024, we anticipate significant related expenditures in the form of production-related costs, including mask sets, wafers, and design service fees, and most such costs will be incurred prior to the commencement of manufacturing and production. If we do not have sufficient funds to make such payments, or if we cannot extend the terms of our existing commercial loans or to raise additional capital, the payments can be delayed, which may adversely affect our business operations and financial performance. For a more detailed description of such risks, please see the section entitled “Risk Factors” in the Proxy Statement.

We intend to mitigate the risk of any working capital deficit by continuing to seek and execute appropriate actions to secure funding as a publicly traded company, including extension and refinancing of existing loans, securing equity line of credit, and public or private equity offerings, debt financings, and other means. We have historically been able to raise capital through the issuance and sale of equity and equity-linked instruments, such as redeemable convertible preferred stock, convertible promissory notes, and borrowings, although no assurance can be provided that we would continue to be successful in doing so in the future.

We expect to use such additional liquidity and the cash and cash equivalents available to the Company after the closing of the Business Combination to finance the following activities:

•	Cost of mass production of 5G and other products, including masks, wafers and design house fees;

•	Acquisition of IP and tool enhancement to develop next generation of product;

•	Hiring of additional personnel in engineering and sales and marketing functions; and

•	Improvement of engineering equipment.

While we believe that we have a reasonable basis for our expectation and we will be available to raise additional funds, we cannot provide assurance that we will be able to complete additional financing in a timely manner. Should we enter into definitive collaboration and/or joint venture agreements or engage in business combinations in the future, we may be required to seek additional financing.

Cash flow Comparison for the Year Ended December 31, 2023 and 2022

The following table summarizes our cash flows for the periods indicated (in thousands):

	Year Ended December 31,
	2023	2022
Cash used in operating activities	$(8,827)	$(18,087)
Cash used in investing activities	(331)	(903)
Cash provided by financing activities	8,149	19,273
Effect of exchange rate changes on cash	(131)	(136)
Net increase (decrease) in cash	$(1,140)	$147

Operating Activities

Cash used in operating activities of $8.8 million during the year ended December 31, 2023, was primarily attributable to our net loss of $22.5 million, partially offset by $4.4 million in non-cash adjustments and a $9.3 million net cash inflow due to changes in our operating assets and liabilities. Non-cash adjustments consisted primarily of $1.4 million in losses from the fair value of convertible promissory notes, $1.1 million increase in the provision for credit losses, $1.1 million in depreciation and amortization charges, and $0.7 million in operating lease right-of-use amortization.

Cash used in operating activities of $18.1 million during the year ended December 31, 2022 was primarily attributable to our net loss of $26.4 million, partially offset by $2.6 million in non-cash adjustments and a $5.7 million net cash inflow due to changes in our operating assets and liabilities. Non-cash adjustments consisted primarily of $0.8 million in operating lease right-of-use amortization, $0.8 million in depreciation and amortization, $0.5 million increase in the provision for doubtful accounts, and $0.5 million in losses from the change in fair value of convertible promissory notes.

Investing Activities

Cash used in investing activities of $0.3 million during the year ended December 31, 2023 was related to our purchases of property and equipment.

Cash used in investing activities of $0.9 million during the year ended December 31, 2022 consisted of $0.6 million for the purchases of property and equipment and $0.3 million for the purchases of intangibles.

Financing Activities

Cash provided by financing activities of $8.1 million during the year ended December 31, 2023 consisted of proceeds from bank borrowings of $8.1 million and convertible promissory notes of $2.0 million. These proceeds were partially offset by the outflows from repayment of our debt instruments, including bank borrowings of $1.5 million and convertible promissory notes of $0.5 million.

Cash provided by financing activities of $19.3 million during the year ended December 31, 2022 consisted of proceeds from bank borrowings of $13.4 million and the issuance of convertible promissory notes of $9.0 million. These proceeds were partially offset by the outflows from repayment of our debt instruments, including bank borrowings of $2.0 million and convertible promissory notes of $1.2 million.

Commitments and Contractual Obligations

We have material commitments and contractual obligations including leases, purchase commitments, and research and development agreements. We have various operating leases, under which we lease office equipment and office space, and finance leases covering certain IT equipment. The operating leases have various expiration dates through 2026 and the finance leases expire during 2023. See Note 3, “Balance Sheet Components,” to our audited consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K for more information regarding our leases.

We have certain commitments for outstanding purchase orders related to the manufacture of certain wafers utilized by the Company and other services, and we have entered into a material research and development agreement. See Note 5, “Commitments and Contingencies”, to our audited consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K for more information regarding our additional commitments and contractual obligations.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements and the related notes thereto included in Exhibit 99.2 to this Current Report on Form 8-K are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and various other factors that we believe to be reasonable under the circumstances, which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates, and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 1 to our audited consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K for a description of our other significant accounting policies.

Revenue Recognition

Our revenues are generated by the sale of mobile semiconductor solutions consisting of products and platform solutions aimed at the LTE and 5G industries, development services, and technical advice and maintenance services.

The timing of revenue recognition and the amount of revenue recognized in each case depends on various factors, including the specific terms of each arrangement and the nature of the underlying performance obligations. Revenues from sales of our products are recognized upon transfer of control to the customer, which is generally at the time of shipment. Service Revenues from development services, technical advice, and maintenance services are generally recognized over time as these performance obligations are satisfied.

We make estimates of potential future returns and sales allowances related to current period product revenue. We analyze historical return rates and changes in customer demand when evaluating the adequacy of returns and sales allowances. Although we believe we have a reasonable basis for our estimates, such estimates may differ from actual returns and sales allowances. These differences may materially impact reported net product revenues and amounts ultimately collected on accounts receivable.

Allowance for Doubtful Accounts and Provision for Credit Losses

Accounts receivable are primarily derived from revenues earned from customers located in the United States, China, Korea, Japan, and Taiwan. We perform ongoing credit evaluations of financial conditions of our customers and distributors, and generally do not require collateral from our customers. We continuously monitor collections and payments from customers and maintain a provision for credit losses based upon the collectability of our customer accounts. We review the provision by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customer’s ability to pay. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when they are recovered. While such credit losses have historically been minimal, within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we had in the past. A significant change in the liquidity or financial position of any of our significant customers could have a material adverse effect on the collectability of our accounts receivable and our future operating results. The provision for credit losses was $1.6 million as of December 31, 2023, and the allowance for doubtful accounts was $0.5 million as of December 31, 2022, respectively.

Fair Value of Convertible Promissory Notes

We have made an election to account for our convertible promissory notes under the fair value option as per ASC 825, Financial Instruments. Under the fair value option, the convertible promissory notes are recorded at their initial fair value on the date of issuance and then are adjusted to fair value upon any modification and at each balance sheet date thereafter. Changes in the estimated fair value of the convertible promissory notes are recognized as non-cash gains or losses in the consolidated statements of operations within other income (expense), net.

Our convertible promissory notes are valued using a combination of an option pricing model and Probability-Weighted Expected Return Method (“PWERM”), which is considered to be a Level 3 fair value measurement. The PWERM is a scenario-based methodology that estimates the fair value based using an analysis of future values for the company that assumes various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available. The future value under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability-weighted to arrive at an indication of value. Significant assumptions used in determining the fair value of convertible promissory notes include volatility, discount rate, and the probability of a future liquidity event.

Stock-Based Compensation

We grant various types of equity-based awards to our employees and non-employees. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as our common stock fair value, stock price volatility, and expected option lives.

We measure the fair value of each stock option at the date of grant using a Black-Scholes option pricing model. We use the simplified method to determine the expected term of options granted, which calculates the expected term as the average of the time-to-vesting and contractual life of the option. We use the treasury yield curve rates for the risk-free interest rate in the option valuation model with maturities approximately equal to the expected term of the options. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to us in our industry sector. We do not anticipate paying any cash dividends in the foreseeable future and, therefore, use an expected dividend yield of zero in the option valuation model.

Compensation costs related to stock option grants are based on the fair value of the options on the date of the grant, net of estimated forfeitures. We estimate our forfeiture rate based on an analysis of our actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, we may be required to record adjustments to stock-based compensation expense in future periods.

There is substantial judgment in selecting the assumptions which we use to determine the fair value of such stock awards and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause there to be differences in the resulting fair value. If the fair value were to increase, the amount of expense that would result would also increase. Conversely, if the fair value were to decrease, the amount of expense would decrease.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our provision (benefit) for income taxes in each of the jurisdictions in which we operate. This process involves estimating our current income tax provision (benefit) together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. Actual results could differ from this assessment if adequate taxable income is not generated in future periods. To the extent it is more likely than not that some portion or all of a deferred asset will not be realized, valuation allowances are established. To the extent valuation allowances are established or increased in a period, we include an expense within the tax provision in our consolidated statements of operations. These deferred tax valuation allowances may be released in future years when we consider that it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we will need to periodically evaluate whether or not all available evidence, such as future taxable income and reversal of temporary differences, tax planning strategies, and recent results of operations, provides sufficient positive evidence to offset any other negative evidence that may exist at such time. In the event the deferred tax valuation allowance is released, we would record an income tax benefit for a portion or all of the deferred tax valuation allowance released.

Income tax reserves for uncertain tax positions are determined using the methodology required ASC 740, Income Taxes. This methodology requires companies to assess each income tax position taken using a two-step process. A determination is first made as to whether it is more likely than not that the position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the tax position is expected to meet the more likely than not criteria, the benefit recorded for the tax position equals the largest amount that is greater than 50% likely to be realized upon ultimate settlement of the respective tax position. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If our determinations and estimates prove to be inaccurate, the resulting adjustments could be material to our future financial results. See Note 10, “Income Taxes”, to our consolidated financial statements for additional information related to income taxes.

Emerging Growth Company Accounting Election

Upon completion of the Business Combination, we expect to be an EGC within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We could be an EGC until December 31, 2026, although circumstances could cause us to lose that status earlier, including if the market value of common stock held by non-affiliates exceeds $700.0 million as of any September 30 before that time, in which case we would no longer be an EGC as of the following December 31.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.

Recent Accounting Pronouncements

See Note 1 to our financial statements included in Exhibit 99.2 to this Current Report on Form 8-K for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in interest rates on debt obligations and foreign currency exchange rates that could impact our financial condition, results of operations and cash flows. We manage our exposure to these and other market risks through regular operating and financing activities.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our debt obligations. Our long-term debt is carried at fair value, and fluctuations in interest rates may impact our consolidated financial statements. The fair value of our long-term debt, which pays interest at a fixed rate, will generally fluctuate with movements of interest rates, increasing in periods of declining rates of interest and declining in periods of increasing rates of interest.

Foreign Currency Exchange Risk

We maintain business operations in foreign countries, most significantly in China, Taiwan, Korea, Japan and Singapore. Additionally, a portion of our business is conducted outside of the U.S. through subsidiaries with functional currencies other than the U.S. dollar, most notably including the Chinese Yuan, New Taiwan Dollar, South Korean Won, Japanese Yen, and Singapore Dollar.

As a result, we face exposure to adverse movements in currency exchange rates as the financial results of our international operations are translated from local currency into U.S. dollars upon consolidation. The resulting translation adjustments are recorded as a component of accumulated other comprehensive (loss) income in the stockholders’ equity section of the consolidated balance sheets. Net sales and expenses in our foreign operations’ foreign currencies are translated into varying amounts of U.S. dollars depending upon whether the U.S. dollar weakens or strengthens against other currencies. Therefore, changes in exchange rates may either positively or negatively affect our net sales and expenses from foreign operations as expressed in U.S. dollars. Additionally, foreign exchange rate fluctuations on transactions denominated in currencies other than the functional currency result in gains or losses that are reflected in our consolidated statements of operations within other income (expense), net. Our foreign operations are subject to the same risks present when conducting business internationally, including, but not limited to, changes in economic conditions and geopolitical climate, differing tax structures, foreign exchange rate volatility, and other regulations and restrictions.

PROPERTIES

The facilities of GCT are described in the Proxy Statement/Prospectus in the section titled “Information about GCT — Facilities,” which is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company Common Stock immediately following the consummation of the Business Combination on March 26, 2024 by:

•	each person who is known by the Company to be the beneficial owner of more than five percent of its issued and outstanding ordinary shares;

•	each of the Company’s Named Executive Officers and directors; and

•	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with Commission rules and includes voting or investment power with respect to securities and generally includes shares issuable pursuant to options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below will have sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws.

Common stock issuable upon exercise of warrants or options currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

Subject to the paragraph above, the percentage ownership of issued shares is based on 43,912,971 shares of Company Common Stock issued and outstanding as of March 26, 2024.

Unless otherwise noted, the business address of each of the following entities or individuals is 2290 North 1st Street, Suite 201 San Jose, CA 95131.

Name and Address of Beneficial Owner	Shares of Common Stock	% of Total Voting Power(2)
John Schlaefer(1)	214,518	0.5%
David Yoon(2)	95,707	0.2%
Dr. Jeemee Kim(3)	294,532	0.7%
Alex Sum(4)	140,100	0.3%
Dr. Kyeongho Lee(5)	871,991	2.0%
Robert Barker(6)	15,874	0.0%
Kukjin Chun(7)	3,540	0.0%
Hyunsoo Shin(8)	4,269	0.0%
Jeff Tuder(9)	—	—%
(All Executive Officers and Directors as a Group (9 persons)):	1,640,531	3.7%
Greater than Five Percent Holders:
Anapass, Inc.(10)	6,596,756	15.0%
Concord Sponsor Group III LLC(11)	3,523,892	8.0%

*	Less than 1%.
(1)	Includes 135,818 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(2)	Includes 65,613 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(3)	Includes 79,246 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(4)	Includes 49,957 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(5)	Includes 4,150 shares of common stock held by Dr. Lee’s spouse.
(6)	Includes 2,800 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(7)	Includes 3,540 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(8)	Includes 3,812 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.
(9)	Does not include certain shares indirectly owned by this individual as a result of his or her membership interest in the Sponsor.
(10)	The principal business address for Anapass, Inc. is 7F, Dream-Markl Bldg. 61, Ditigal-ro 31-gil, Guro-gu, Seoul, 08375, Republic of Korea.
(11)	Concord Sponsor Group III LLC, the Sponsor of Concord III, is the record holder of the shares of the Concord III common stock, which converted into Company Common Stock at Closing. The principal business address of the Sponsor is 477 Madison Ave., 22nd Floor, New York, NY, 10022.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The disclosure contained in the Proxy Statement/Prospectus under the heading “Management of New GCT Following the Business Combination” is incorporated herein by reference.

EXECUTIVE COMPENSATION

The disclosure contained in the Proxy Statement/Prospectus under the heading “Executive Compensation of GCT” is incorporated herein by reference.

At the Special Meeting, the stockholders of Concord III adopted and approved the Incentive Plan, which became effective upon the Closing. The Company reserved for issuance 4,403,083 shares of Company Common Stock pursuant to the Incentive Plan. The material features of the Incentive Plan are described in the Proxy Statement/Prospectus under the headings “Proposal No. 5 — The Incentive Award Plan Proposal,” which is incorporated herein by reference.

This summary and the information incorporated herein by reference is qualified in its entirety by reference to the text of the Incentive Plan, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The certain relationships and related party transactions of GCT are described in the Proxy Statement/Prospectus under the heading “Certain GCT Relationships and Related Party Transactions," which is incorporated herein by reference. The certain relationships and related party transactions of Concord III are described in the Proxy Statement/Prospectus under the heading “Certain Concord III Relationships and Related Party Transactions,” which is incorporated herein by reference.

The information set forth in the section titled “Registration Rights Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

LEGAL PROCEEDINGS

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information about GCT — Legal Proceedings".

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company Common Stock began trading on the New York Stock Exchange under the symbol “GCTS” and its warrants began trading on the New York Stock Exchange under the symbol “GCTSW” on March 27, 2024. The Company has not paid any cash dividends on its shares of common stock to date. It is the present intention of the Company’s board of directors (the “Board”) to retain future earnings for the development, operation and expansion of its business and the Board does not anticipate declaring or paying any cash dividends for the foreseeable future. The payment of dividends is within the discretion of the Board and will be contingent upon the Company’s future revenues and earnings, as well as its capital requirements and general financial condition. Prior to March 27, 2024, shares of Class A common stock, warrants and the related units of Concord III traded on the New York Stock Exchange under the symbols “CNDB”, “CNDB.WS” and “CNDB.U”, respectively.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the issuance of shares of Company Common Stock in connection with the Business Combination and the PIPE Financing, which is incorporated herein by reference.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

A description of the Company Common Stock, preferred stock and warrants, is included in the Proxy Statement/Prospectus under the headings “Description of New GCT’s Securities” and “Proposal No. 2 — The Charter Amendment Proposal” is incorporated herein by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Information about the indemnification of the Company’s directors and executive officers is set forth in the Proxy Statement/Prospectus in the section titled “Management of New GCT Following the Business Combination,” beginning on page 200 and that information is incorporated herein by reference.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

FINANCIAL STATEMENTS AND EXHIBITS

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

PIPE Financing

As previously announced, on November 8, 2023, following the execution of the Business Combination Agreement, Concord III entered into Subscription Agreements with the PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for an aggregate of 4,529,967 shares of Company Common Stock at $6.67 per share (the “PIPE Financing”). The PIPE Financing was consummated substantially concurrently with the Closing.

The shares of Company Common Stock issued to the PIPE Investors were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

The issuance of Company Common Stock upon the automatic conversion of the Class B Common Stock and the issuance of Company Common Stock upon the automatic conversion of the Class A Common Stock at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

This summary is qualified in its entirety by reference to the text of the Subscription Agreements, a form of which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Convertible Promissory Note

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K concerning the Convertible Promissory Note, which is incorporated by reference into this Item 3.02.

Item 3.03.	Material Modification to Rights of Security Holders.

The shareholders of Concord III approved the Second Amended and Restated Certificate of Incorporation at the Special Meeting. In connection with the Closing, the Company adopted a Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws effective as of the Closing Date. Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section titled “Proposal No. 2 — The Charter Amendment Proposal" and “Comparison of Concord III Stockholders’ Rights,” which is incorporated herein by reference.

The full text of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto, respectively, to this Current Report on Form 8-K, are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “Proposal No. 1 — The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the “Introductory Note” and the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Immediately after giving effect to the Business Combination, there were 43,912,971 shares of Common Stock outstanding. As of such time, our executive officers and directors and affiliates held or controlled less than 3.7% of our outstanding shares of Common Stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the Proxy Statement/Prospectus under the heading “Management of New GCT Following the Business Combination,” is incorporated by reference herein.

Effective March 26, 2024, in connection with the Business Combination, the Company adopted the Incentive Award Plan, the material features of which are described in the Proxy Statement/Prospectus under the heading “Proposal No. 5 — The Incentive Award Plan Proposal” and such description is incorporated herein by reference.

The information contained in Item 1.01 and Item 2.01 to this Current Report on Form 8-K is also incorporated herein by reference.

Appointment of Edmond Cheng

On March 22, 2024, GCT announced that the Board of Directors of GCT had appointed Edmond Cheng as Chief Financial Officer (CFO) effective March 18, 2024.

In connection with his appointment, Mr. Cheng will initially be paid an annual base salary of $285,000 and will be eligible to earn a bonus annually with a targeted incentive rate of 25% of base salary. Mr. Cheng will receive a one-time sign-on bonus of $25,000 and will also receive an initial grant of 76,000 Restricted Stock Units (“RSU”), which will vest in accordance with the Company’s RSU program.

Mr. Cheng, age 62, was the CFO for Cenntro Inc., a leading commercial EV company that focuses on offering zero-emission electric vehicles. He joined the company in 2021 and was instrumental in leading the company’s IPO process. Cheng currently serves on the Board of GCB AutoZ which seeks to be the leader in the automotive aftermarket based in Mexico. Before joining Cenntro, he was the CFO at Mithera Capital, a PE/VC firm based in the Pacific Northwest, where he brought extensive financial management experience with expertise in corporate development, cross-border mergers & acquisitions, corporate controllerships, internal controls, treasury and corporate governance. Prior, Mr. Cheng served as CFO of other publicly listed companies including TCL Electronics Holdings, UTStarcom Inc., and Zoomlion Heavy Industry Science & Technology Co. Ltd., as well as private equity-owned portfolio companies from Temasek Holdings, Hony Capital/Goldman Sachs, and Blackstone Group/HNA Group. Mr. Cheng holds an MBA from Columbia University, London School of Business, and Hong Kong University. He also received a Master of Accounting and Bachelor of Business Administration from the University of Hawaii at Manoa.

There are no arrangements or understandings between Mr. Cheng and any other person pursuant to which he was appointed as an executive officer, nor is there a family relationship between any member of the Board or any of its executive officers and Mr. Cheng. Further, there are no relationships between Mr. Cheng and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of Nelson C. Chan

On April 1, 2024, the Company announced Nelson C. Chan was appointed as an independent director to its Board, effective March 26, 2024. Mr. Chan will serve as a director until the 2025 annual meeting of stockholders or his earlier death, retirement, resignation or removal.

Mr. Chan does not have any family relationship with any director or executive officer of the Company or any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and he was not appointed to the Board pursuant to any arrangement or understanding between Mr. Chan and any other person.

Mr. Chan has been the Chair of the Synpatics Incorporated (“Synpatics”) Board since October 2018 and a director of the Synpatics since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics.

Mr. Chan is a member of the board of directors, the Audit Committee, and the Nominating and Governance Committee of Deckers Outdoor Corporation, a NYSE-listed company, which is a footwear, apparel and accessories designer and distributor, and a member of the board of directors, the Audit Committee, and the Nominating and Governance Committee of Twist Bioscience, a Nasdaq-listed company, which manufactures synthetic DNA. Mr. Chan also currently serves on the Boards of Directors of several private companies.

Previously, Mr. Chan was Chair of the board of directors, Chair of the Compensation Committee, member of the Audit Committee and member of the Nominating and Corporate Governance Committee of Adesto Technologies, a Nasdaq-listed company, from 2010 to June 2020, prior to its acquisition by Dialog Semiconductor plc, a member of the board of directors, Chair of the Compensation Committee and member of the Nominating and Corporate Governance committee of Socket Mobile, a Nasdaq-listed company, from 2016 to 2019, a member of the board of directors of Silicon Laboratories, Inc., a Nasdaq-listed company, from 2007 to 2010, a member of the board of directors, Chair of the Audit Committee and member of the Compensation Committee of Affymetrix, from 2010 to 2016, prior to its acquisition by Thermo Fisher, and a member of the board of directors and Chair of the board of directors from June 2013 to September 2016 of Outerwall, a Nasdaq-listed company, prior to its acquisition by Apollo Global Management, a private equity firm. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University.

The Company issued a press release announcing Mr. Chan’s appointment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.4 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the consummation of the Business Combination, which fulfilled the “initial Business Combination” requirement of Concord III’s Certificate of Incorporation, as amended and restated, each of Concord III and the Company ceased to be a shell company. The material terms of the Business Combination are described in the Proxy Statement/Prospectus under the heading “Proposal No. 1 — The Business Combination Proposal" and “Proposal No. 2 — The Charter Amendment Proposal,” which is incorporated herein by reference.

Further, the information set forth in the “Introductory Note” and under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 26, 2024, GCT and Concord III issued a joint press release announcing the consummation of the Business Combination. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 8.01	Other Events.

The Company Common Stock and public warrants are listed for trading on the New York Stock Exchange under the symbols “GCTS” and “GCTSW,” respectively.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited financial statements of Concord III as of and for the year ended December 31, 2023 and 2022 and the related notes are included in the Annual Report on Form 10-K of Concord III, filed with the SEC on March 8, 2024, and are incorporated herein by reference.

Filed as Exhibit 99.2 to this Current Report on Form 8-K are the audited financial statements of GCT as of and for the year ended December 31, 2023 and 2022.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of Concord III and GCT for the year ended December 31, 2023 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(d)    Exhibits

Exhibit Index

Exhibit No.	Description
2.1†*	Business Combination Agreement, dated as of November 2, 2023, by and among the Registrant, Merger Sub and GCT Semiconductor, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2023).
3.1	Second Amended and Restated Certificate of Incorporation of GCT Semiconductor Holding, Inc., dated as of March 26, 2024.
3.2	Amended and Restated Bylaws of GCT Semiconductor Holding, Inc., dated as of March 26, 2024
4.1*	Specimen Common Stock Certificate of GCT Semiconductor Holding, Inc. (incorporated by reference to Exhibit 4.2 to Concord III’s Form S-4 filed with the SEC on November 13, 2023).
4.2*	Specimen Warrant Certificate of GCT Semiconductor Holding, Inc. (incorporated by reference to Exhibit 4.3 to Concord III’s Form S-4 filed with the SEC on November 13, 2023).
4.3*	Warrant Agreement, dated November 3, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 9, 2021).
10.1	Registration Rights Agreement by and among GCT Semiconductor Holding, Inc., and certain security holders of GCT Semiconductor Holding, Inc., dated as of March 26, 2024.
10.2	Form of Lock up Agreement.
10.3#	GCT 2024 Incentive Award Plan.
10.4#	GCT 2024 Employee Stock Purchase Plan.
10.5	Form of Indemnification Agreement.
10.6	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 8, 2023).
10.7*	Sponsor Support Agreement, dated as of November 2, 2023, by and among Concord Acquisition Corp III, GTC Semiconductor, Inc., Concord Sponsor Group III LLC and CA2 Co-Investment LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2023).
10.8*	Stockholder Support Agreement, dated as of November 2, 2023, by and among Concord Acquisition Corp III and certain stockholders of GCT Semiconductor, Inc. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2023).
21.1	List of Subsidiaries.
99.1	Joint Press Release, dated March 26, 2024.
99.2	Audited Financial Statements of GCT Semiconductor, Inc. at and for the year ended December 31, 2023 and 2022.
99.3	Unaudited Pro Forma Condensed Combined Financial Statements of GCT Semiconductor Holding, Inc. as of December 31, 2023 and for the year ended December 31, 2023.
99.4	Press Release, dated April 1, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Previously filed.

#	Indicates management contract or compensatory plan or arrangement.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCT SEMICONDUCTOR HOLDING, INC.

April 1, 2024	By:	/s/ Edmond Cheng
	Name:	Edmond Cheng
	Title:	Chief Financial Officer